ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made.

China Energy Corporation (the "Corporation")

2. Description of the original document for which correction is being made:

Amended and Restated Articles of Incorporation of China Energy Corporation (the "Amended Articles")

3. Filing date of the original document for which correction is being made: 1/11/2011

4. Description of the inaccuracy or defect:

In Article 4 of the Amended Articles filed with the Secretary of State of Nevada on 1/11/2011, it was incorrectly stated " 5,000,000 shares of Preferred Stock, without par value...." The Preferred Stock should have been assigned par value of $0.001 per share

5. Correction of the inaccuracy or defect.

The Amended Articles are amended by revoking current Article 4 and adopting the following in substitution thereof: "Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: 200,000,000, divided as follows: 5,000,000 shares of Preferred Stock, par value of $0.001 per share (the "Preferred Stock"), and 195,000,000 shares of Common Stock, par value of $0.001 per share (the "Common Stock")."

6. Signature:

X [signature]

Authorized Signature

Title * Chief Executive Officer **Date** September 25, 2012

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.